Exhibit 99.1
WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

Operator:	Good afternoon and thank you for standing by. Welcome to the WSB Financial Group Conference Call. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that this call is being recorded on Monday, October 29, 2007 at 2 p.m. Pacific Time. I would now like to turn the conference over to Mr. David Johnson, President and CEO. Please go ahead.

David:	Thank you Sarah. I’d like to thank each of you for joining us for this conference call and we certainly appreciate your participation. Before we get started, I need to remind you that this call may contain forward-looking statements that are within the meaning of the Federal Securities Safe Harbor Laws. Actual results and timing of certain events could differ materially from those projected in any forward-looking statement due to a number of factors. Specific factors include, among others, regulatory actions, credit quality, mortgage and business loan production, our ability to attract low-cost deposits, net interest margin expectations, risks associated with growing the bank, interest rate exposure and general economic conditions. WSB Financial is under no obligation to update this information, its future events or developments to take place that may change these forward-looking statements.

With that said, I’d also like to let you know that with me today are Louis Weir, our Chairman of the Board, and Jim Lemery, who we have retained to work with us on a consulting basis. We are excited about having Jim join our team to help fill in during this time while Mark Freeman, our Chief Financial Officer is on health leave. Jim has significant experience as a Chief Financial Officer in community banking and is a CPA here in the Puget Sound area.

Just to give you a bit about his background, Jim has more than 25 years of experience in banking. In addition to serving as Chief Financial Officer for Southwest Community Bancorp, a publicly held bank holding company with assets of $657 million, prior to its acquisition by Placer Sierra Bancorp, Jim was CFO for First National Bank and for Torrey Pines Group and Torrey Pines Bank. He started his career in finance as a Certified Public Accountant at the Seattle office of Haskins & Sells, now part of Deloitte Touche. A native of Montana, Jim earned a Bachelor of Arts and a Masters of Business Administration Degrees from Washington State University. And I’m certainly looking forward to working with Jim.

Now I’d like to give you a little more background of what has been happening here at the bank and the steps that we are taking to address the concerns of our investors, regulators and others. We believe that most of our issues surround

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

identified concerns within our loan portfolio. We have made good progress on our internal loan review, and in addition to retaining Jim, we are also in the process of hiring a national accounting firm to conduct an independent audit of our loan portfolio and are interviewing a candidate with significant commercial lending, management experience to assist our current Chief Lending Officer in the assessment, developing of action of plans and refinement of systems as they relate to loans and loan processing.

So allow me to step back and review the past few months and events that have transpired. As part of their regular exam this spring, the Washington Department — State Department of Financial Institutions, indicated concern with a handful of our construction loans that were in the portfolio, whose ultimate takeout strategy contained a fully underwritten secondary market takeout loan that was predicated on a stated income loan. In other words, the borrowers had not documented their income. These loans, which are typically interest-only during construction, were performing, but the ability to document the borrower’s repayment ability was not evident. We deployed lending management to look into the loans and met with the borrowers and inspected the construction projects. It was assessed that the risk to the bank was primarily construction risk, as we had takeout commitments in hand.

Shortly thereafter, Countrywide, who had provided the commitments, withdrew the entire program. This change in Countrywide’s policy is very important because when we were making this type of loan, we thought we had a very good exit strategy and had been successfully executing this type of loan without incident. When the secondary market dried up for these loans, we had to go back and reassess our position. We specifically looked at the borrower’s ability to obtain permanent financing, following the completion of construction or to sell the homes. Obviously, we are not the only bank that is being affected by this change from Countrywide.

We immediately stopped approving any secondary market lending activities with stated income documentation and required that all further loans be supported by full documentation for income. We have not made any stated income loans since April of 2007.

Most of the loans in question are for high-end custom construction homes to owner occupants, who in many cases are acting as their own general contractor. Many of the borrowers are in the construction trades. While the borrowers indicated that their intentions were live in the homes once they were completed, on closer review, we felt that it was unlikely, in many cases, that the borrowers could service the long-term loans on the properties and that these loans were

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

really more of a speculative situation where they would sell the home as quickly as possible. And most, if not all of these particular loans were made by the single — by one single loan officer who is no longer with the bank.

Of our construction and development portfolio, the loans in question total 146 loans to approximately 135 borrowers for a total current outstanding of roughly $90 million, which is an average of $616,000 per home. If all of these loans are fully funded, the total per home would be closer to $900,000. The homes are primarily located in South King County and Pierce County, which are markets that are still seeing appreciation. Most are relatively high-end homes and most have views or other amenities. All of these loans are collateralized by deeds of trust on the land and improvements and were originally underwritten at about 70 to 75% loan to as build value. These homes are in various stages of completion and the general construction continues to proceed on schedule.

I also want to say that we have inspected a number of these homes and are closely monitoring the construction process and overall, the workmanship of the homes inspected is good. I would characterize most, not all of the homes we have inspected recently, as being of above average quality, which is important.

Also, of the total loans in this portion of the portfolio, construction has not started on about 30% of the loans, which are still at the raw land or permitting stage. In many cases, if these loans had matured, we’re asking for additional financial information and/or collateral, and if not forthcoming, we are calling these loans rather than extending additional credit. This should help minimize possible losses on these loans.

This weekend, my lending team and I began an in-depth review of these loans and we were able to get through 26 of these loans, or about 20% of the total portfolio in question. Of the 26, we identified specific impairment for 6 of the loans, based on equity, permitting or other standard issues. We were also very conservative on the valuation we gave to each project, discounting them by 10 to 20% from the appraised value.

In October, the FDIC came in to do a formal follow-up exam. As part of their exam process, they informed us that they were going to address the deficiencies in our lending practices and loan review and approval processes related primarily to these loans with regulatory action. But they have not told us exactly what they will do. In our 8K filing, we were required to disclose what the potential actions might be, until we see their final ruling, we don’t know how stringent the sanctions are going to be.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

I think it is worth noting, the local paper wrote an article quoting Brad Williamson, the Director at the Bank Division for Washington Department of Financial Institutions, and the quote in the paper said, “A review of the bank’s financial statements reveals it to be adequately capitalized relative to its current operation. As with all Washington State Charter Banks, Westsound Bank depositors are covered by Federal deposit insurance. Because lack of information may cause depositors and borrowers to be unnecessarily concerned, I would like to reassure the public that Westsound Bank is continuing normal operation and management is addressing the concerns noted in the 8K filing in the normal course of business.”

I found that quote pretty reassuring and while I don’t like the thought of regulatory sanctions at all, I am confident that we will be able to deal with them. In the process, I think we will become a better bank by improving our mortgage lending procedures and by more closely monitoring our lenders going forward.

I also want to address the issue of the fraud investigation mentioned in our 8K. We are cooperating with the regulators to look into the possibilities of fraud, but as far as we know, no current employee of the bank is subject to the investigation, nor is the bank itself. The investigation is looking at one or two former employees and at third parties. We are cooperating with the investigation, not as a target of the fraud investigation, but as a potential injured party.

At the same time, we were reviewing our construction loan portfolio, we took a hard look at our mortgage operation. Over the past few years, this group had good sales and contributed to company growth and earnings. As we are all well aware, the mortgage market has changed significantly this year and we were not immune to the change. We pretty much realized that this group was not going to meet the production goals we had targeted and that achieving break-even performance was going to be difficult in light of the current market situation. We also felt like there were good alternatives to in-house mortgage origination, primarily by utilizing other local mortgage brokers operation. So we decided to significantly reduce that group in size and scope. Of the 40 plus people in that division, we parted ways with approximately 33 positions, including the position of Executive Vice President of Sales and Lending, held by Bret Green.

Bret Green has established himself with a local mortgage company and we continue to have a good working relationship with him and many of the other team members who used to be with us. In fact, he picked up quite a few of the people from our reduction in force.

Finally, I’d like to give you just a brief update on the economy in our area.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

Washington State’s economy continues to out perform the national averages on almost every metric. Last quarter Forbes Magazine ranked Washington State as the fifth best state in which to do business. This quarter, the Tax Foundation ranks Washington State as the 11th best state on its state business tax index. Unemployment in the state continues at historically low rates. In September, the unemployment rate was 4.3%, down from 4.6% a year ago. This preliminary figure is not seasonally adjusted and reflects non-farm payroll. The employment growth in the past quarter improved with September employment growth, up 3.7% year over year, with the largest growth in services, construction and manufacturing. The aerospace, software, engineering, education and health subcategories continue to do particularly well.

Western Washington continues to be the major driver of the state’s strong economic performance. Bremerton’s unemployment in September was only 4.2%, down 4.6% from last year. Tacoma’s unemployment rate was 4.6%, down from 4.8% in September of 2006. The unemployment rate in King County is down again to 3.9% in September, from 4.3% last year.

While our housing market has slowed down somewhat, we are still seeing price appreciation in most of the markets, particularly at the low end where there is the greatest demand. The Washington Center for Real Estate Research, from Washington State University, publishes an excellent review of the state’s housing market each quarter, and you can access that report at WCRER.wsu.edu. That report shows the pace of home sales is slowing, but the median price is continuing to increase, growing statewide, 8.1% from a year ago. Housing prices in Kitsap County are up 7.9%, King County is up 9.6%, Pierce County is up 5% year over year. In each of these markets, resale and building permits are down from a year ago. Washington State total overall showed an 11.6% drop in sales to existing homes, makes 16.1% drop in building permits.

WSB Financial and Westsound Bank are still financially strong. Based on the preliminary numbers from our call report for the third quarter, our equity capital was 65.6 million and our equity to assets ratio was 13.78%, well above the standards for well capitalized banks. Our allowance for loan losses is just under $5 million, or about 1.17% of loans. And our book value per share was $11.77. We believe we have the capital to see this through and return the bank to a vibrant, healthy community bank.

A lot has happened over the past few months and we recognize that there is still a lot more work to be done. We will keep you informed of the events and work to communicate what is happening at the bank in the future.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

I want to specifically thank the members of our Board of Directors who have been very, very supportive. And our employees are really pulling together and showing tremendous dedication and strong morale, despite the changes going on around them. And our customers and community are very loyal and we appreciate that as well.

So now at this time, I will turn over the call to the operator for any questions.

Operator:	Thank you Mr. Johnson. To signal for a question, please press star one on your telephone keypad, again star one to signal for a question. Reminder, if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll take our first question today from Jim Bradshaw, DA Davidson.

Q:	Good afternoon.

David:	Good afternoon Jim.

Q:	Dave, I’ve got a — I’ve got several questions, but let me start with the 26 loans you looked at over this weekend and the impairment that you saw in 6 loans. It sounded like — about how much, were you saying 10 to 20% of the appraised value if you got a 70 to 75% LTV, it sounds like you wouldn’t have substantial loss there, but the word impairment makes me thinks there is loss. So could you size that a bit for me?

David:	Well, certainly Jim. Yeah, well, some of these projects are still under completion and the time element, it certainly increased the cost to the customer to carry the project. I can tell you that of these 6 particular loans, we did bring in not only a 20% discount, but a projected 8% selling cost to the equation as well. Other issues surrounding those could also be what we felt that the carrying capacity of the borrower might be beyond project completion. So if a project was stated to be complete within 12 months, we’re 10 months into it and this is a ___ — and we’re 10 months into it and it’s only 60% complete, we feel that some of these borrowers are not going to have the ability to carry additional money to cover the interest carried for that time period as well. So that was factored into the equation also.

Q:	Okay. I guess, and then maybe you can talk a little bit about the timeline to review the other 120 or so loans. Your internal review process, I should say.

David:	Yeah. Our internal review is going to continue. As I mentioned in the call, we are going to be bringing in an outside firm to either complete that task and/or pick up

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

on and review what we have done internally. That way we feel there’s strong set of third-party eyes to give us a very, very strong assessment where we’re at in that portfolio. I’m anticipating that should be done hopefully within the next two weeks.

Q:	And why did you pick those 26? Were there — was there something unique or about were they the biggest or...?

David:	No, actually what we did was we took — we picked a few that were over a certain dollar size and literally just picked the rest from the stack, with no science to it, we just picked them from the stack. A couple of the — we did include in there a couple of large ones that were on our classified list to look at too.

Q:	And so your — you don’t really have any expectation, I guess, at this point that that’s indicative of the pattern you’ll see in the other hundred, hundred some odd loans?

David:	I can’t define on that right now.

Q:	Okay. In terms of overall costs, sounds like you’re adding a lot of outsourced review and bringing in some consultants and have you got a feel for what that might look like on a cost basis and about how long do you think you’ll have these extra provisions in process, in place rather?

David:	That’s one thing Jim Lemery and I will be working together on is to try to assess some of these costs going forward. We do not have that number at this time.

Q:	And how about the outlook for additional loan production? Are you pretty well got everybody just focused on the issues at hand and not generating new business for a period of time as well?

David:	I think that’s reasonable, Jim. We are still, obviously certain — we continue to serve customers. Right now we are aggressively looking at our internal portfolio to see what we have. So some of our lenders efforts may be directed towards this on an interim basis.

Q:	And then, maybe last for me and then I’ll let other folks ask too, is the preliminary results that you announced last week, it’s about $4.5 million of non-performing assets and the $5 million reserves. So where does sort of that — where do those numbers stand in the grand scheme of things? Are they your best shot at the exposure or is additional exposure, or is the exposure that you think the fine(?) going to be over and above what you’ve already identified as potential

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

problems and/or write-offs?

David:	Jim, again, as we grind through the portfolio, I think we’re going to have a better feel of what that number could be. Based on the one — the six loans we looked at for impairment, that would add a small number to the portion we’ve already released, and we’ll be adding that as well.

Q:	And the FDIC’s stance on this basket of loans is that they all ought to be classified or all ought to be reserved for or can you give — I mean that’s certainly a question I’ve been getting a ton out here, so I just wonder what the FDIC’s preliminary position is on this basket of loans.

David:	Well, we are still not finished with our review with the FDIC, but I know that the regulators are concerned about this bucket of loans. We have talked conceptually about adding to reserves and about what the classification status is. We feel that it merits going through each of these loan by loan. These are not all bad loans. It would be unfair to characterize the whole portfolio as not being in good shape.

Q:	But generally, are they thinking they’re a watch list kind of caliber loans or substandard or substantially worse than that?

David:	The conversations we have would lead me to believe that probably substandard would be what they would looking at.

Q:	Thanks, I’ll let somebody else step in.

David:	Thanks, Jim.

Operator:	And we’ll take our next question from Mike Demanski(?), Emmett Investments.

Q:	Hi Dave. The impairment on the 6 loans you reviewed this weekend, what was the rough dollar amount of the impairment that you gave?

David:	Let me give a range rather than the impairment. The range would be roughly about $500,000 to $600,000 on those loans.

Q:	Total, not per loan, correct?

David:	No total.

Q:	And what percentage — you have a huge reduction in the mortgage, laying off 33 or however many employees — what percentage of the bank’s revenue recently

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

has come from that mortgage division that doesn’t exist any more?

David:	Well, our CFO, Mark Freeman, had done an analysis relative to the income production and the expenses associated with them. We feel that, for instance, I think it was during the month of August, we were in the black a mild bit, not a substantial amount whatsoever, and far below what we had anticipated receiving from that period.

Q:	But that’s profit, correct? I’m looking for revenue figures, what — how much of a drop in revenue or profit would that have?

David:	I don’t have that information at my fingertips.

Q:	Okay. And then finally, not to be negative here, but it is possible that a cease and desist order could be issued and that the bank would be shut down, that is a possible outcome.

David:	I don’t think a shutdown — I don’t think shutting down of the bank has anything to do with a cease and desist order. I think those are two completely separate actions.

Q:	Then what would the cease and desist order be?

David:	I would not know what would be in the cease and desist order, if one was to come, until we talked to the regulators about that specific.

Q:	But your understanding is it’s not a cease and desist of the entire bank?

David:	It’s my understanding — well, let me clarify. If a cease and desist order comes up at this time, it is not the expectation whatsoever that they would close the bank.

Q:	Okay, not the expectation, but it is a possibility?

David:	I don’t believe it’s a possibility.

Q:	All right, and then how long will it take for the investigation to be clear? When might you know? We talking weeks, months?

David:	I have no idea how long this investigation could take. Again, we’re cooperating to our fullest extent, but we’re not in the driver’s seat on that, so...

Q:	All right. Please keep us updated, we appreciate that. Thank you.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

David:	Thank you Mike.

Operator:	And we’ll take our next question from Jim Schulman, Costa Brava.

Q:	Hi guys, thank you. I was just trying to step all the way back kind of looking at the balance sheet. I mean 92% of your loans are in the real estate world and I guess I was trying to understand how it was viewed that such a small piece were at risk when generally from a funding and documentation standpoint, it’s a pretty similar operation across the board in most banks. So I was curious why you were comfortable that there were only 146 loans that had any issue whatsoever? And then I had some follow-up questions.

David:	Jim, the 146 loans have to do with a particular portion of the portfolio, primarily generated by one lender. That is the major cause of what we are dealing with here today. We will from time to time in our normal course of operations have other issues in the loan portfolio that command taking a look at and dealing with. This issue in of itself, was again, the major point of concern for the bank and I believe the regulators as well.

Q:	And this is the Citiwide? Countrywide, I mean, the Countrywide related situation?

David:	Yes, Countrywide.

Q:	Yeah. It’s just a little unusual I guess that it would be this one little niche. I mean if the language in the press releases is accurate, which I presume it is, I mean it talked about documentation and funding. And I assume your documentation and funding is fairly consistent across the board. So that’s why I’m a little ill at ease that it’s just in one little niche here.

David:	Well, that’s one of the things going forward that I think I mentioned earlier in the call that we will be bringing in somebody to assist our Chief Lending Officer and making an overall assessment in our loan operations area, how we process loans, how we fund loans. We certainly want to make sure that we are doing it consistently and to protect the company.

Q:	Right. And I mean the other thing is the cease and desist, I mean I don’t think would shut your doors, but it would dramatically limit your operations, I presume, if that were to be recommended.

David:	Again, I can’t define on that when I don’t know what the results are yet.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

Q:	Right. So I mean if you step back and look at the balance sheet, you’ve got an equity position of $65 million there and $90 million in this particular little pot that’s being reviewed. You’ve gotten only through the first small portion of it. I guess from a loan loss perspective and a capital adequacy perspective, I’m trying to figure out how you guys are going to move forward without any material impact being caused on your capital.

David:	Well, it’s going to boil down to really to the result — I believe, the results of the review that we’re going to take.

Q:	But I mean, and please clarify, you guys I presume can do any review you want to do and more power to you, but there’s really only one review that counts, which is the FDIC’s, is that correct?

David:	Well, no, I think all reviews count. I think our reviews count, I think outside reviews count as well. And again, I think it’s prudent for us to understand impairment, if any, on these loans on a case-by-case basis.

Q:	I gotcha. Alrighty, well, good luck.

David:	Thank you Jim.

Operator:	Once again to signal for a question, please press star one on your telephone keypad, again, star one to signal for a question and we’ll pause for just a moment. And next we’ll hear from Ross Haberman(?), Haberman Sons(?). Mr. Haberman, your line is open, please go ahead.

Q:	I think you’ve said most of the loans were made of roughly 70% loan to housing costs?

David:	70 to 75% loan to completed project sites, as is complete, I think is what I said, Ross.

Q:	And that the average cost would be — is $600,000, going up the total you have 900 when it’s all said and done.

David:	Right, assuming all these loans are fully funded.

Q:	Could you give us a flavor for what kind of demand or softness you’re seeing in that category of loan in those regions today? I mean as we see in other parts of the country in the — even in the softest parts, the million dollar homes plus, that seems

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

to be holding up a lot better than less expensive homes.

David:	Sure. There’s two things that are unique about this and we have engaged a trusted real estate appraiser in our market to go through and give us some hard data. Basically what we’ve asked this individual to do is go back to January of ‘06, try to assess sales migration on a month-by-month basis to present on what the anticipated sales price is expected to be. And the other thing we’ve asked them to look at is raw land as well. A couple of interesting points to note. And I think you’re absolutely right on Ross. I think that the upper end housing market is continuing to hold well. One thing we have seen, one trend that was — excuse me, mentioned to us was that the only downside of that is the days on market are expanding just a little but, but nonetheless, the house prices are holding up. However, on raw land and lots in the King and Pierce County area, it appears that that’s still a pretty coveted commodity, especially with luxury and high-end lot. Those don’t stay on the market very long, less than 90 days list to close time. So there’s some strong encouragement there. If we were to have to step in and take these projects back over, ask the borrower to liquidate, it looks like there is good demand for the raw dirt.

Q:	Did I understand you right and you said you are foreclosing basically on all these loaners(?)? Did I understand that correctly?

David:	No, no, no, not at all. We’re looking at all these loans on a case-by-case basis. If we determine — if, first of all, if the borrower has not started the project, we are asking them to come in and make the project, an acceptable loan to the bank at our current debt to income ratios and/or collateral ratios. If they are unable to do that, we would start a legal action against the borrowers. But all these loans on a case-by-case basis are being reviewed. And like I said before, these are not all bad loans.

Q:	And just one final question. How many of these loans have personal guarantees, if any of them?

David:	They all do.

Q:	They all do.

David:	Yes.

Q:	And do you think those personal guarantees generally are worth anything?

David:	Not in every case. I can tell you that with certainty, not in every case.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

Q:	Thank you. Best of luck.

David:	You’re welcome.

Operator:	We’ll take a follow-up question now from Jim Bradshaw, DA Davidson.

Q:	David, it sounded like you — or I think I wrote down that you said that you stopped making these kind of loans in April of ‘07. So what was the average maturity on these, 12 to 18 month kind of timeframe?

David:	That’s correct, 12 months predominately.

Q:	Okay, so we ought to — I mean maybe you can give me — since you’re — you presumably made more than just these 146 loans, some of the things that you financed earlier have probably already sold and paid off. Is that also correct?

David:	No, that is correct, Jim.

Q:	Is there, was there commonalities in any of the borrowers, are there — other than — I mean is a hundred, oh I forget, you said 130 some odd borrowers. There’s no — they’re not a single contractor building. Those multiple contractors, they generally operate as their own, is that right?

David:	Right, most of these people are involved in the trades. They’re signing(?) contract owners, framing contract owners, electricians, plumbers, et cetera. And it seems like there’s a large contingent and they’re really helping each other out to get their houses done.

Q:	I see and in the review that you’ve done so far, you didn’t find that there’s any evidence that you’d over disbursed or any funds have been diverted from the plants(?), is that also correct?

David;	No, in our review, we have seen where there might be a case where we have been over advanced, predominately in the interest carry arena.

Q:	Because they’re taking longer to build out than you thought.

David:	Well, permitting can be an issue.

Q:	Yeah.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

David:	As far as funds being diverted, we’re looking at those on a case-by-case basis too.

Q:	Okay. And then I don’t remember if you said it Dave, but what do you think the FDIC timeline is, when do you expect to have an exit interview with the examiner charge? When do you think that the review, the regional office might get back to you with a report and potential sanctions?

David:	I don’t know for sure, Jim. I am hopeful we can wrap this up in the next couple weeks though.

Q:	Okay. Thanks.

Operator:	From MS Investments, we’ll take a follow-up question from Mike Demanski.

Q:	You mentioned the 70 to 75% loan to finished value, but what — in terms of loan to cost, is that 100% loan to cost typically those loans?

David:	Some of these loans were at 100% loan to cost, correct.

Q:	Probably most of them?

David:	Probably most of them.

Q:	Okay. Thank you.

David:	Yep.

Operator:	I show no further questions at this time, Mr. Johnson, I’ll turn the conference back over to you for any additional or closing comments.

David:	Thank you all for participating today and we will be back with more information as soon as practical. We are due to report final third quarter results in November and we will have more to say then. In the meantime, I just want to reiterate that we’re working hard to get the information we need to fully deal with the loan portfolio and are committing the resources needed to address the situation. WSB is a strong financial institution and we are committed to this bank. One thing I do want to clarify is that C&D is for a specific banking practice and not for the bank in general. So I would like to make that clarification at this time. Thank you all for participating.

Operator:	That does conclude today’s conference. We thank you all for joining us.

WSB Financial Group, Inc.
Third Quarter 2007 Earnings Conference Call
October 29, 2007

END